FOR IMMEDIATE RELEASE
                                                     OCTOBER 18, 1996
                                                     FOR ADDITIONAL INFORMATION
                                                     CONTACT: DARRELL E. BLOCKER
                                                     SR VICE PRESIDENT & CFO
                                                     (219) 356-3311



                         NORTHEAST INDIANA BANCORP, INC.
                        ANNOUNCES QUARTERLY CASH DIVIDEND

HUNTINGTON, INDIANA, -- Northeast Indiana Bancorp, Inc. (NEIB), the parent company of First Federal Savings Bank, has announced that the Corporation will pay a cash dividend of $0.08 per share for the quarter ended September 30, 1996. This is the fifth consecutive quarterly dividend the board has approved. The $0.08 per share is a 6.7% increase over the quarterly dividends previously paid. The dividend will be payable on November 15, 1996 to shareholders of record on November 1, 1996.

First Federal Savings Bank primarily serves Huntington County, Indiana through its three full service offices located in Huntington, Indiana.

The Company's stock is traded on the Nasdaq National Market under the symbol "NEIB".